 Exhibit 99.1

May 18, 2016

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with a current update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of March 31, 2016, and if you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

Annual Report on Form 10-K and Meeting of Stockholders

We filed our audited annual report on Form 10-K for the year ending December 31, 2015 with the SEC on March 18, 2016. The report was mailed to you on March 30, 2016, along with the Proxy Statement. The annual meeting was held on May 11, 2016. As a result, J. Steven Roush, Suzanne Koenig, and Kent Eikanas, the REIT’s president and chief operating officer, were elected to the board of directors to serve a one-year term expiring in 2017. We would like to thank Paul Danchik for his years of service on our Board.

2015 Cash Flow and Funds from Operations (“FFO”)

2015 proved to be a good year for the REIT. We are very pleased to report that net cash provided by operating activities, generally considered a reliable indicator of a company’s financial health, was $1,765,000 in 2015 as compared to net cash used in operating activities of $(922,000) in 2014. We are also pleased to report that our 2015 FFO was $1,674,000 (approximately 7 cents per share), as compared to $215,000 (approximately 1 cent per share) in 2014. FFO is a non-GAAP (Generally Accepted Accounting Principles) supplemental measure that is widely recognized as a measure of REIT operating performance. It is defined as net income or loss, computed in accordance with GAAP, excluding extraordinary items as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, noncontrolling interests and subsidiaries. See our annual report on Form 10-K to view the audited consolidated statements of cash flows and for more details on the FFO calculation, which is available on our website under the Investors tab, SEC Filings.

Share Value

We are pleased to report that the estimated per share value as of December 31, 2015, as stated in the Form 10-K, is $2.34. This represents a 15% increase from the previous year’s estimated value of $2.04.

If your Summit investment is held in an IRA account or other custodial or brokerage account, you may have noticed that the custodian or broker-dealer is no longer reporting the share value on the statements that it sends to you, or is reporting the value as zero or N/A. This is due to recent amendments to FINRA rules addressing how broker-dealers disclose per share estimated values on their client statements. While Summit is not governed or regulated by FINRA, if your shares are not held directly with Summit, the new rule may impact the statements you receive from the custodian and/or broker-dealer where your shares are custodied.

The amended FINRA rule provides two methodologies for calculating per share estimated values. The first methodology does not apply to Summit. The second methodology requires an independent third-party valuation expert to perform or provide material assistance in the valuation of the shares. This second methodology would generally require costly third party appraisals for all of the properties in Summit’s portfolio. We have determined that a third-party valuation process would be very expensive and would likely yield a similar valuation. Summit believes that the methodology used to calculate the estimated share value as reported on Form 10-K and in the statements that we prepare for you employed reasonable assumptions and conformed to standard industry practice.

First Quarter Report on Form 10-Q

We filed our report on Form 10-Q for the quarter ending March 31, 2016, with the SEC on May 12, 2016. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

Contribution of Riverglen House to Joint Venture

On April 29, 2016, we, through our subsidiary (“SHOP”), contributed the Riverglen property located in Littleton, New Hampshire that we acquired in November 2015 to Summit Union Life Holdings, LLC (“the SUL JV”), our existing joint venture with Best Years, LLC (“Best Years”) in which we own a 10% interest. The aggregate net equity of Riverglen at the date of the contribution was approximately $3.9 million. Concurrent with the contribution of Riverglen, Best Years contributed cash to the SUL JV of approximately $3.4 million which was distributed to us. This contribution increased our equity-method investment by approximately $0.4 million.

Under the Joint Venture LLC Agreement, net operating cash flow for Riverglen will be distributed monthly first to SHOP (10%) and Best Years (90%) pari passu up to a 9% annual return, and thereafter to SHOP 25% and Best Years 75%. All capital proceeds (from the sale of Riverglen, refinancing, or other capital event) will be paid first to SHOP and Best Years pari passu until each has received an amount equal to its accrued but unpaid 9% return plus its total contribution, and thereafter to SHOP 25% and Best Years 75%. In addition, Best Years paid Summit Healthcare Asset Management, LLC, a wholly-owned taxable REIT subsidiary of SHOP (“Management Company”), a one-time acquisition fee equal to 0.25% of the original purchase price paid for Riverglen or $21,250, and the SUL JV will pay the Management Company annual asset management fees equal to .25% of the original purchase price paid for Riverglen on a quarterly basis.

If you have any questions, please contact your financial advisor or our investor services and transfer agent team at ACS Securities at (888) 522-1771. You are also welcome to contact the investor services department at our corporate office at (800) 978-8136.

Sincerely,

Elizabeth A. Pagliarini

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2015, and quarterly report for the period ended March 31, 2016. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.